FORM N-18F-1




                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549






                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1

                    UNDER THE INVESTMENT COMPANY ACT OF 1940






                    PHOENIX CALIFORNIA TAX EXEMPT BONDS, INC.
                    -----------------------------------------
                            Exact Name of Registrant





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                            NOTIFICATION OF ELECTION


         The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                    SIGNATURE

         Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Hartford and the state of Connecticut on the 5th day of December, 1997.


                                    PHOENIX CALIFORNIA TAX EXEMPT BONDS, INC.


                                    By: /s/ Philip R. McLoughlin
                                        ----------------------------
                                        Philip R. McLoughlin
                                        President



Attest:  /s/ Thomas N. Steenburg
         ----------------------------
         Thomas N. Steenburg
         Assistant Secretary